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FOR  IMMEDIATE RELEASE
July 12, 1996

ERNST HOME CENTER, INC. TO REORGANIZE UNDER CHAPTER 11

SEATTLE, WA July 12, 1996- Ernst Home Center, Inc. (NASDAQ:
ERNS) announced today a series of steps to restructure the l03 year old retailer around a core group of stores that have been historically profitable. Ernst and its wholly owned subsidiary, EDC, Inc., each filed voluntary petitions for protection under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The decision to file for bankruptcy protection was prompted by recent operating losses and Ernst's need to close unprofitable stores.

     In connection with the filing, Ernst indicated that it will close twenty five of its eighty-six stores. A substantial portion of the inventory in the stores will be transferred to Ernst's ongoing locations and the remaining portion will be liquidated. Employees in the affected stores will be reassigned to other stores to the extent possible. Ernst also intends to take additional steps to streamline its operations, reduce overhead, renegotiate or reject unfavorable leases and improve operating efficiencies.

     Ernst has obtained an $80 million debtor-in-possession financing commitment from Congress Financial, Inc.
(Northwest). Subject to Bankruptcy Court approval, Ernst expects to use these funds to meet immediate and future inventory needs and for general working capital purposes.

     Hal Smith, Ernst's president and chief executive officer said: "The restructuring will allow us to concentrate on the core group of stores that have historically been among our most profitable. This step will enable Ernst to be a leaner, stronger company, fully focused on serving our customers and better able to compete in the current retail environment.

     "This decision was a very difficult step for us to take. We carefully considered what effect such a reorganization would have on our employees, customers, suppliers, creditors, stockholders and the communities in which we operate, and on balance this was the best course available to us.

      "From an operating perspective, we expect this process to have a positive impact on our business because it will allow us to operate our retail stores in a manner which will benefit everyone.
The debtor-in-possession loan facility will enable Ernst to replenish its inventory and allow us to focus on serving our loyal customers. Daily operations and transactions which occur in the ordinary course of business will continue as usual."

     Ernst is a major home improvement, hardware and garden retailer currently operating eighty-six stores in nine states. Ernst serves the "do-it-yourself" and convenience oriented customer, offering a comprehensive selection or home improvement products, with particular emphasis in the lawn, garden and nursery categories. Ernst's first store was opened in 1893 in downtown Seattle, Washington.